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                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                   THREE MONTHS ENDED            NINE MONTHS ENDED
                                                              ----------------------------  ----------------------------
                                                              SEPTEMBER 28    SEPTEMBER 30  SEPTEMBER 28    SEPTEMBER 30
                                                                  1996            1995          1996            1995
                                                              ------------    ------------  ------------    ------------
PRIMARY EARNINGS PER SHARE
--------------------------

Net income                                                     $   91,048     $   69,718    $  216,870      $  192,908

Less Preferred Stock dividends and redemption

     premium                                                        1,054            931         3,305           2,768
                                                               ----------     ----------    ----------      ----------
Net income available to common stockholders                    $   89,994     $   68,787    $  213,565      $  190,140
                                                               ==========     ==========    ==========      ==========

Average number of common shares outstanding                        63,512         63,891        63,598          63,789
                                                               ==========     ==========    ==========      ==========

Primary earnings per share                                     $     1.42     $     1.08    $     3.36      $     2.98
                                                               ==========     ==========    ==========      ==========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------

Net income                                                     $   91,048     $   69,718    $  216,870      $  192,908

Increased ESOP contribution required if Preferred

     Stock were converted to Common Stock                             334            364         1,004           1,090
                                                               ----------     ----------    ----------      ----------
Fully diluted earnings                                         $   90,714     $   69,354    $  215,866      $  191,818
                                                               ==========     ==========    ==========      ==========

Average number of common shares outstanding                        63,512         63,891        63,598          63,789

Additional common equivalent shares resulting from:

     Conversion of Preferred Stock                                  1,516          1,582         1,536           1,591

     Dilutive effect of stock options and restricted shares           413            372           433             445
                                                               ----------     ----------    ----------      ----------
Average number of common and common equivalent

     shares                                                        65,441         65,845        65,567          65,825
                                                               ==========     ==========    ==========      ==========

Fully diluted earnings per share                               $     1.39     $     1.05    $     3.29      $     2.91
                                                               ==========     ==========    ==========      ==========





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